Procedure Number 100-00-001
ISO Clause NA Trading Procedure for Insiders
Revision C

Trading Procedures for Insiders
Process Owner: Assistant General Counsel, Corporate Securities and Governance Prepared By: Assistant General Counsel, Corporate Securities and Governance Approved By: Chief Legal Officer

1.0PURPOSE
We have established additional procedures to assist in the administration of our Insider Trading Policy, to facilitate compliance with laws prohibiting insider trading, and to avoid the appearance of any impropriety.

2.0SCOPE
These procedures support our Code of Conduct, Insider Trading, and are intended for use at our facilities worldwide. These additional procedures apply only to Insiders.

3.0POLICY STATEMENT
The following insider trading policy is contained in our Code of Conduct:
Our policy is to prohibit trading in our securities on the basis of material non-public information about our company or inside information about any other company learned through their employment at Rockwell Automation for the purpose of trading securities. Anyone who violates the insider trading prohibitions may be subject to company disciplinary action up to an including termination.
All employees, officers and members of the Board of directors are prohibited from hedging transactions. Hedging includes forward sale contracts, collars, equity swaps, exchange funds, and similar derivative transactions. All officers and members of the Board of Directors of the Company are strictly prohibited from directly or indirectly pledging Company securities. Pledging includes the creation of any form of pledge, security interest, deposit, or lien, including the holding of shares in a margin account, that entitles a third party to foreclose against, or otherwise sell, the shares.

4.0RESPONSIBILITY
4.1Senior Vice President, Chief Legal Officer (CLO)
Has the defined authority and responsibility for ensuring that all procedural requirements are documented, implemented and maintained and that any exceptions are properly documented and approved.
4.2Assistant Secretary
Has the delegated responsibility and authority for implementing these procedural requirements.

Procedure Number 100-00-001

Revision : C    Trading Procedures for Insiders

5.0DEFINITIONS

Insiders	Affiliates, Other Insiders and Vice Presidents
Affiliates	All members of our Board of Directors and officers
Company	Rockwell Automation, Inc.
Other Insiders	Employees with regular direct or indirect access to material non-public and other confidential information about the Company as designated by the CLO (or designee)
Vice Presidents	Employees with the title of Vice President or President of a region and who are not Other Insiders

6.0PROCEDURES
6.1Insider List
The Assistant Secretary will be responsible for maintaining a current and complete list of Insiders.

6.2Trading Restrictions
6.2.1Affiliates, Company, and Other Insiders
•Affiliates and Other Insiders as well as their family members may not conduct any transactions involving Rockwell Automation securities other than as specified in these procedures. Transactions are permitted only during open trading windows, which for Affiliates, the Company, and Other Insiders generally occur quarterly beginning on the second business day following the public release of our quarterly earnings and ending at market close on the last business day of the second month of the quarter. Transactions are prohibited during “blackout periods”, which generally occur quarterly beginning on the first day of the last month of the quarter and ending on the second business day following the date of the public release of our earnings results for that quarter or as otherwise determined by the CLO.
6.2.2Vice Presidents
•Vice Presidents as well as their family members may not conduct any transactions involving Rockwell Automation securities other than as specified in these procedures. Transactions are permitted only during open trading windows, which for Vice Presidents generally occur quarterly beginning on the second business day following the public release of our quarterly earnings and ending at market close on the last business day of the quarter. Transactions are prohibited during “blackout periods”, which generally occur quarterly beginning after market close on the last business day of each fiscal quarter and ending on the second business day following the date of the public release of our earnings results for that quarter.
6.2.3All Insiders
•Even during an open trading window, Insiders and the Company are prohibited from trading in Rockwell Automation securities any time they are aware of material nonpublic information about the Company.
•A regular quarterly trading window may not open or may close early in the event of unforeseen circumstances or material events. Impacted persons, which may include persons who are not Insiders, will be separately notified by email. The existence of such an event-specific blackout period will not be announced generally and should not be communicated to any other person.

Procedure Number 100-00-001

Revision : C    Trading Procedures for Insiders

An event-specific blackout period will remain in effect until notice is provided that the blackout has ended. For the avoidance of doubt, if the CLO determines that a blackout period will end after the second business day following the date of the public release of our quarterly earnings for any Insiders, the CLO may permit as part of such determination gifts by Insiders of Rockwell Automation securities during such event-specific blackout period.
•Insider accounts maintained with our equity administrator, Charles Schwab, in connection with Rockwell Automation equity grants will be coded to block transactions during the blackout periods. The trading blocks will be removed when the trading window opens as instructed by the Assistant Secretary. Section 16 officers’ accounts maintained with our savings plan administrator, Fidelity, in connection with Rockwell Automation savings plan holdings will be coded to block transactions until the block is lifted as instructed by the Assistant Secretary.
6.2.4Exceptions
•These restrictions do not apply to transactions conducted pursuant to approved Rule 10b5- 1 plans, which are governed by the Rule 10b5-1 Trading Policy, and purchases of Rockwell Automation securities under our savings plans resulting from periodic contributions to the plans pursuant to a scheduled payroll deduction.
6.3Trading Procedures
6.3.1Affiliates

•Affiliates together with family members sharing their homes and affiliated entities may not engage in any transactions involving Rockwell Automation securities without first obtaining pre-clearance of the transaction from the CLO or Assistant Secretary, who will determine whether the transaction may proceed, and if so, assist with applicable SEC reporting requirements. Clearance will only be valid for one trading day, unless otherwise approved by the CLO or Assistant Secretary due to special circumstances. If the transaction is not completed, preclearance must be requested again.
•Affiliates must report the details of their transactions to the Assistant Secretary on the transaction date in writing by email to [●]. The details must include the date of the transaction, type of transaction (purchase, sale, gift…), number of shares involved, price and nature of holdings (direct, indirect by trust, by spouse….) Transaction details are not required for transactions conducted with our equity or savings plan administrators since we facilitate those transactions and otherwise have access to these transaction details.
•Any transactions effected through a broker other than Charles Schwab must meet the following requirement: The broker may only enter daily orders (standing orders are not permitted) and must report the transaction to the Assistant Secretary on the transaction date via telephone [●] and in writing by email to [●].
•The Section 16(a) reporting requirements are the individual obligations of Affiliates. However, because of the complexity of the reporting requirements, the Company will prepare and file with the SEC the Section 16 reports for its Affiliates on the basis of the information supplied by them and our plan administrators. The Affiliate should promptly review the filing and advise the CLO or Assistant Secretary of any errors.

Procedure Number 100-00-001

Revision : C    Trading Procedures for Insiders

6.3.2Company, Vice Presidents, and Other Insiders
•The Company, Vice Presidents and Other Insiders may transact in Rockwell Automation securities only during quarterly trading windows without any kind of pre-clearance from the CLO or Assistant Secretary.
6.3.3Trading Window Notices
•All Insiders will receive by email a trading window notice approximately one week before the window opens. Insiders will also receive an email notice before the black-out period begins.

7.0RECORDKEEPING
Records will be maintained in accordance with Rockwell Automation Global Policy, Records Retention and Management.

8.0REFERENCES
•Rockwell Automation Code of Conduct
•Rockwell Automation Rule 10b5-1 Trading Policy

Procedure Number 100-00-001

ROCKWELL AUTOMATION, INC. RULE 10b5-1 TRADING POLICY
October 2023
This Policy provides guidelines to employees, officers and directors of Rockwell Automation, Inc. (the "Company") and the Company with respect to transactions in the Company's securities under Rule 10b5-1 trading plans.
Applicability of Policy
Pursuant to SEC Rule 10b5-1, directors, officers and employees of the Company as well as the Company itself may establish written programs that permit automatic trading of the Company's stock through a third-party broker. All plans are subject to the restrictions and limitations set forth below, which may be updated from time to time by the Company's Chief Legal Officer. Each plan (or the form of plan established by a third party) must be reviewed and approved by the Company's Chief Legal Officer in advance, to confirm compliance with this policy and the applicable securities laws and listing standards.
INDIVIDUAL PROGRAMS
All Rule 10b5-1 trading plans for a director, officer or employee of the Company (“Plan Eligible Person”) are subject to the following restrictions:
1.A Rule 10b5-1 trading plan must be in writing and provide for automatic trading of the Company's stock through a third party broker (an "Automatic Trading Plan" or “Plan”).
2.The Automatic Trading Plan can only be adopted during one of the Company’s regular quarterly trading windows and at a time when a Plan Eligible Person is not aware of any material nonpublic information.
3.The Automatic Trading Plan document must specify the number of shares to be purchased or sold, the price(s) at which transaction(s) are to take place, and the date(s) on which transaction(s) are to take place. Alternatively, the Automatic Trading Plan may establish an objective formula for any or all of these criteria (e.g., the number of shares could be specified as a percentage of the holdings of the Plan Eligible Person). The transaction dates must occur during the Company’s regular quarterly trading windows unless the Automatic Trading Plan specifies a limit price for a transaction (e.g., sell 100 shares when market price reaches $100) or the transaction is done to pay tax withholding upon an equity vesting date that is outside of one of the Company’s regular quarterly trading windows, in which case the number of shares that can be sold will be limited to proceeds needed for the maximum amount of taxes payable with respect to the award.
4.The Plan Eligible Person cannot engage in any separate transaction (e.g., a hedging transaction) that directly or indirectly alters or offsets an authorized transaction made under the Plan.
5.The first transaction date under an Automatic Trading Plan cannot occur until the later of 90 days after the Plan is established or two business days following the filing of the Form 10-Q or Form 10-K for the fiscal period in which the Plan is established (the “Cooling- off Period”), but such Cooling-off Period is not to exceed 120 days.
6.A Plan Eligible Person who has established an Automatic Trading Plan may have other transactions in Company securities while the Plan is in effect, provided the transactions are made in compliance and consistent with the Company’s insider trading policies. Note that, in the case of directors and corporate officers, those policies require advance approval of all transactions.
7.Any Plan Eligible Person preparing such a Plan must allow for the cancellation of a transaction and/or suspension of a Plan upon notice and request by the Company to the extent the Plan or any proposed trade (i) fails to comply with applicable law (e.g., exceeding the number of shares which the Plan Eligible Person may sell under Rule 144 in a rolling three month period), or
(ii) would create material adverse consequences for the Company (e.g., due to the imposition of lock-up agreements on the Company officers).
8.Once an Automatic Trading Plan is prepared, it cannot be modified, except (a) with permission of the Company's Chief Legal Officer and (b) at a time when the Plan Eligible Person is permitted to trade in the Company's stock (i.e., during a regular quarterly trading window when the Plan Eligible Person is otherwise permitted to trade and when the Plan Eligible Person is not aware of material nonpublic information). A modification of the Plan that changes the number of securities to be purchased or sold or the price or timing of the purchase or sale of securities will be considered a termination of the original Plan and establishment of a new Plan, triggering a new Cooling-off Period.
9.Once an Automatic Trading Plan is established, it cannot be terminated by the Plan Eligible Person unless

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a.The person has had a significant change of personal circumstances that was not anticipated when the Plan was established;
b.The person gives 30 days notice of termination, except in extraordinary circumstances; and
c.The Company’s Chief Legal Officer approves the termination.
Absent extraordinary circumstances, the Chief Legal Officer will approve a notice of termination only during an open trading window, with the notice to take effect 30 days thereafter.
Terminations are discouraged because they call into question whether the person truly committed to the Plan.
10.Approvals necessary for any Plan to be entered into, modified, or terminated for the Chief Legal Officer will be made by the Chief Financial Officer or in their absence the Chief Executive Officer.
11.All Automatic Trading Plans must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of the securities laws (including, without limitation, Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended) or any applicable listing standards. The Company may immediately terminate any Plan that it determines was put in place either (i) not in good faith or (ii) as part of a plan or scheme to evade the prohibitions of the securities laws or listing standards.
COMPANY PROGRAMS
All Rule 10b5-1 trading plans for Company repurchases of its securities are subject to the following restrictions:
1.A Rule 10b5-1 trading plan established by the Company must be in writing and provide for automatic trading of the Company's stock through a third party broker (a "Company Trading Plan" or "Plan").
2.The Company Trading Plan can only be adopted (a) during one of the Company’s regular quarterly trading windows or within 5 business days after the Company’s Board of Directors approves a stock repurchase program, and (b) at a time when the Company is not aware of any material nonpublic information. With the approval of both the CFO and the Chief Legal Officer, a Company Trading Plan may be adopted after a trading window closes but before the end of the quarter to address unforeseen circumstances, so long as

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the adoption of the Plan at that time is consistent with the Company’s insider trading policy.
3.The first transaction date under the Company Trading Plan cannot occur until 90 days after the Plan is established.
4.The Company Trading Plan document must specify the number of shares to be purchased, the price(s) at which transaction(s) are to take place, and the date(s) on which transaction(s) are to take place. Alternatively, the Company Trading Plan may establish an objective formula for any or all of these criteria.
5.The Company cannot engage in any separate transaction (e.g., a hedging transaction) that directly or indirectly alters or offsets an authorized transaction made under the Plan.
6.Once the Company has established a Company Trading Plan, it may purchase other Company securities while the Plan is in effect, provided the purchases are made in compliance and consistent with the Company’s insider trading policies and do not occur during the blackout period beginning on the first day of a fiscal quarter until two full business days after the Company issues its earnings release for the immediately preceding quarter.
7.Once a Plan is prepared, it cannot be changed or deviated from (as opposed to terminated), except (a) with the approval of the Company's Chief Legal Officer and (b) at a time when the Company is otherwise permitted to trade in the Company's stock. A modification of the Plan that changes the number of securities to be purchased or sold or the price or timing of the purchase or sale of securities will be considered a termination of the original Plan and establishment of a new Plan, triggering a new Cooling-off Period.
8.Once a Plan is established, it can only be terminated for good business reasons and with the approval of the Company’s Chief Legal Officer.
9.All Company Trading Plans must be entered into in good faith and not as part of a plan or scheme to evade the prohibitions of the securities laws (including, without limitation, Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended) or any applicable listing standards. The Company may terminate any plan that it determines was put in place either (i) not in good faith or (ii) as part of a plan or scheme to evade the prohibitions of the securities laws or listing standards.
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The terms of Plans established pursuant to this Policy (and trades made pursuant thereto) will be disclosed to the public through a press release, through the Company’s filing of its Form 10-Q or Form 10-K, a current report on Form 8-K or a report on Forms 4 or 5, by posting on the Company's website or through other means as required by securities laws or voluntarily by the Company in its discretion. The Company will not have any liability to any Plan Eligible Person as a result of the establishment of a Plan, any Company disclosure with respect thereto, or any cancellation of transactions and/or suspension of a Plan as discussed above.

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